Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-4

YHNA MS I Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Ordinary Shares, $0.0001 par value per share	(1)	Other	8,375,000	$0.00003	$251.25		$0.03
Fees Previously Paid	Equity	Ordinary Shares, $0.0001 par value per share	(2)	Other	28,000,000	0.00003	840.00		0.12
Fees Previously Paid	Equity	Ordinary Shares, $0.0001 par value per share	(3)	Other	400,000	$0.00003	$12.00		$0.00

Total Offering Amounts:							$1,103.25		0.15
Total Fees Previously Paid:									0.15
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	All securities being registered will be issued by YHNA MS I LIMITED, a Cayman Islands company (“PubCo”), in connection with the proposed business combination (the “Business Combination”) among PubCo, YHN Acquisition I Limited, a British Virgin Islands company (“YHN”), Mingde Technology Limited, a Cayman Islands company (“Mingde”) and YHNA MS II LIMITED, as described in PubCo’s Registration Statement on Form F-4 (the “Registration Statement”). Defined terms referred to and not defined in this exhibit have the definitions set forth in the Registration Statement.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Mingde is a private company with no market exists for its securities and Mingde has an accumulated deficit. The proposed maximum aggregate offering price is one-third of the aggregate par value of the PubCo Ordinary Shares expected to be issued in the Business Combination, of which such securities have a par value of $0.0001 per share, and set forth in the table above.

Represents 8,375,000 PubCo Ordinary Shares being registered, which represents the maximum number of shares of YHN (the “YHNA Shares”) that will be outstanding immediately prior to the Business Combination, with each such YHNA Share to be exchanged for one PubCo Ordinary Share, which are comprised of: (i) 6,600,000 PubCo Ordinary Shares issuable to YHN Public Shareholders in exchange for 6,000,000 YHNA Shares held by YHN Public Shareholders and 600,000 YHNA Shares underlying YHNA Public Rights; (ii) 1,500,000 PubCo Ordinary Shares issuable in exchange for YHNA Shares held by the Initial Shareholders; and (iii) 275,000 PubCo Ordinary Shares issuable in exchange for 250,000 YHNA Shares comprising the Private Units held by the Sponsor and 25,000 YHNA Shares underlying YHNA Rights comprising the Private Units held by the Sponsor.

Represents a maximum of 28,000,000 Pubco Ordinary Shares issuable to the shareholders of Mingde, comprising (i) 19,000,000 Closing Payment Shares; (ii) 1,000,000 Holdback Shares; and (iii) up to 8,000,000 Earnout Consideration Shares.

Represents 400,000 Pubco Ordinary Shares issuable to Apex Twinkle Limited as finder’s fee pursuant to that certain Introduction Agreement dated September 25, 2024 between YHN Acquisition I Limited and Apex Twinkle Limited.

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	See Footnote 1 above.
(3)	See Footnote 1 above.